Exhibit 99.1

CEVA, Inc. Announces All-Time High Revenues for the Third Quarter and Schedules Third Quarter 2015 Earnings Release and Conference Call

MOUNTAIN VIEW, Calif., October 05, 2015 - CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP and IP platforms for cellular, multimedia and connectivity, today announced that its revenues for the third quarter of 2015 are approximately $16.2 million, an all-time high, and above the high end of the Company’s previously issued revenue guidance of $15 to $16 million. Earnings per share exceed the previously stated guidance range of 7-9 cents on a GAAP basis and 14-16 cents on a non-GAAP basis due to a combination of higher revenues and lower than expected operating expenditures for the quarter. Robust licensing demand across the CEVA technology portfolio and acceleration of shipments of LTE based smartphones powered by CEVA DSPs are driving this record high revenue.

The company will release its full third quarter 2015 results on November 2, 2015 before the NASDAQ market opens. Following the release, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/10882. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10073703) from one hour after the end of the call until 9:30 a.m. (Eastern Time) on November 15, 2015. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

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About CEVA, Inc.

CEVA is the leading licensor of cellular, multimedia and connectivity technologies to semiconductor companies and OEMs serving the mobile, consumer, automotive and IoT markets. Our DSP IP portfolio includes comprehensive platforms for multimode 2G/3G/LTE/LTE-A baseband processing in terminals and infrastructure, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). One in every three phones sold worldwide is powered by CEVA, from many of the world’s leading OEMs including Samsung, Huawei, Xiaomi, Lenovo, HTC, LG, Coolpad, ZTE, Micromax and Meizu. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

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